UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 13, 2008

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

6340 Sequence Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)	On March 13, 2008, DexCom promoted Jess Roper to Vice President and Chief Financial Officer, effective immediately. Mr. Roper joined DexCom in March 2005 as its Director of Finance and has also served as its interim Chief Financial Officer since July 2007. From December 2003 to March 2005, Mr. Roper served initially as Director of Finance and subsequently as Controller for SeraCare Life Sciences, Inc., a manufacturer of plasma-based products. From September 2002 to December 2003, Mr. Roper served as Accounting Manager for Nanogen, Inc., a developer of diagnostic products. Mr. Roper received a B.S. in Finance and an M.S. in Corporate Accountancy from San Diego State University. He is a licensed certified public accountant in the state of California and a former auditor with PricewaterhouseCoopers, LLP. Mr. Roper is 43 years old. Mr. Roper has no family relationship with any director, executive officer or other person who appointed him as the Chief Financial Officer.

The Company does not have a written employment agreement with Mr. Roper. In connection with his appointment, the Compensation Committee of the Board of Directors approved an increase in Mr. Roper’s base salary to $200,000. Mr. Roper will continue to be eligible to participate in the Company’s short-term and long-term incentive programs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven R. Pacelli
Steven R. Pacelli
Senior Vice President of Corporate Affairs

Date: March 13, 2008